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                                                                    EXHIBIT 10.5


                              TAX MATTERS AGREEMENT


         TAX MATTERS AGREEMENT dated as of November 29, 1996 (the "Agreement") among JHFSC Acquisition Corp., a Delaware corporation ("Newco") and John Hancock Subsidiaries, Inc., a Delaware corporation ("Hancock").

                                   WITNESSETH

         WHEREAS, Hancock owns all of the issued and outstanding shares of common stock, no par value of John Hancock Freedom Securities Corporation, a Massachusetts corporation (the "Company");

         WHEREAS, Newco, Hancock, Lee and SCP have entered into a Contribution Agreement dated October 4, 1996;

         WHEREAS, Newco and Hancock desire to memorialize their agreements regarding certain matters pertaining to Taxes (as defined below).

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Contribution Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         Section 1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

               "AFFILIATE" shall mean, with respect to any entity, any other individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust or unincorporated organization which directly or indirectly controls, is controlled by or is under common control with such entity.

               "CODE" shall mean the Internal Revenue Code of 1986, as amended.

               "COMBINED GROUP" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code) of which Hancock is a member and any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or its Subsidiaries (other than such a group which includes the Company and/or one or more of its Subsidiaries, but not other corporations).

               "CLOSING DATE" shall have the meaning set forth in the Contribution Agreement.




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               "CURRENT YEAR PAYMENTS" shall have the meaning set forth in
         Section 4(a)(1) hereof.

               "CURRENT YEAR TAXES" shall have the meaning set forth in Section 4(a)(1) hereof.

               "HANCOCK GROUP MEMBER" shall mean Hancock and any Affiliates of Hancock (other than the Company and its Subsidiaries) and their respective successors and assigns.

               "NEWCO GROUP MEMBER" shall mean Newco and after the Closing Date, the Company and its Subsidiaries and their respective successors and assigns.

               "REGULATIONS" shall mean Treasury Regulations promulgated under the Code.

               "SHARES" shall mean Shares as that term is defined in the Contribution Agreement.

               "STUB PERIOD" shall have the meaning set forth in Section 4(a)(1) hereof.

               "STUB PERIOD TAXES" shall have the meaning set forth in Section 4(a)(1) hereof.

               "SUBSIDIARY" shall mean Subsidiary as that term is defined in the Contribution Agreement.

               "TAX" means any federal, state and local and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated) imposed by any taxing authority, as well as any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to the Company or any affiliate, including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not, as well as any expenses incurred in connection with the determination, settlement or litigation of any liability.

               "TAX PACKAGE" has the meaning set forth in Section 5(c).

               "TAX RETURN" means any federal, state, local and foreign return, declaration, report, claim for refund, amended return, declarations of estimated Tax or information return or statement relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof, as well as, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any Subsidiary.

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         Section 2.   TAXES. Except as set forth on SCHEDULE 2:

                (a) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file on or before the Closing Date. All such Tax Returns were correct and complete in all material respects. All Taxes owed and required to have been paid on or before the Closing Date by any of the Company and its Subsidiaries have been paid (whether or not shown on any Tax Return). None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No Claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction.

                (b) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, stockholder, or other third party.

                (c) Upon request by Newco, Hancock shall provide all federal, state and local income Tax Return information in connection with Tax Returns (and all Tax Returns not including any Hancock Group Member) filed with respect to any of the Company and its Subsidiaries for all open Taxable periods, indicating those Tax Returns that have been audited, and indicating those Tax Returns that currently are the subject of audit. Hancock has made available to Newco correct and complete copies of all requested Company and Subsidiary federal and state income Tax information included in a consolidated, combined or unitary filing, all other state Tax Returns, all federal and state examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries for all Taxable periods for which the statute of limitations has not expired.

                (d) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                (e) None of the Company and its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Company and its Subsidiaries has made or is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code or that are subject to an excise tax under Section 4999 of the Code. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                (f) Hancock is a member of an "affiliated group" of corporations (as that term is used in Section 1504(a) of the Code and Regulations promulgated under Section 1502 of the Code) which includes the Company and its Subsidiaries. Hancock, the Company and its

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Subsidiaries are eligible to be included in the consolidated federal income Tax
Return of the Combined Group of which Hancock is a member for the taxable period including the Closing Date. The Company and each of the Company's Subsidiaries will be included in such consolidated federal income Tax Return for their taxable period ending on the Closing Date and except as described in Schedule 2, were included in such consolidated federal Tax Return for all years for which the statute of limitations has not run.

                (g) Neither the Company nor any Subsidiary is or has ever been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than a group of which Hancock is presently a member, or has any liability for the Taxes of any person (other than any of the Company and its Subsidiaries), including by reason of Regulations Section 1.1502-6 or similar provisions of state or local law. Neither the Company nor any Subsidiary has engaged in any transaction with any member of an "affiliated group" of corporations of which the Company or any Subsidiary is a member which would cause deferred income to be triggered into income under Regulations Sections 1.1502-13 or 1.1502-14 or similar provision of state or local law. There are no excess loss accounts within the meaning of Regulations Section 1.1502-19 or similar provision of state or local law with respect to the Company or any Subsidiary. None of the Company or its Subsidiaries is liable for any Taxes under any guaranty, indemnification, tax sharing or similar agreement other than the existing tax sharing agreement by and among the Company and its Subsidiaries and the Combined Group of which Hancock is a member, and other than any such agreement solely between the Company and its Subsidiaries.

                (h) The Company and its Subsidiaries have not agreed to make, and are not required to make an adjustment under Section 481 of the Code (or any comparable provisions of state, local or foreign law) by reason of a change in accounting method.

                (i) Each of Hancock, the Company and each of the Company's subsidiaries is a "U.S. Person" within the meaning of Section 7701(a)(30) of the Code.

         Section 3. FIRPTA CERTIFICATE. Prior to Closing, Hancock shall have provided the Purchaser with a statement, in a form reasonably satisfactory to the Purchaser, pursuant to Regulations Section 1.897-2(h), certifying that the Shares are not a U.S. real property interest within the meaning of Section 897(c)(1) of the Code and dated not more than 30 days prior to the Closing Date.

         Section 4.   LIABILITY FOR TAXES.

         (a)    (1)   Hancock shall be liable for, and indemnify each Newco
Group Member against, all (i) Taxes imposed on the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable, for any reason, for any taxable year or period, or any portion thereof, that ends (or is deemed to end) on or before the close of the Closing Date except for Stub Period Taxes, as defined below; and (ii) Taxes resulting from the

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breach of any representation or warranty in Section 2 hereof as if made on the
Closing Date imposed on the Company or any of its Subsidiaries. For purposes of this Agreement, "Stub Period Taxes" means the excess, if any, of (A) the Taxes of the Company and its Subsidiaries imposed on items arising from the operations of the business of the Company and the Subsidiaries in the ordinary course for the period beginning on January 1, 1996 and ending on the close of the Closing Date (the "Stub Period") as allocated to the Company and its Subsidiaries consistent with the past custom and practice of Hancock, the Company and its Subsidiaries and as set forth on the original Tax Returns filed or to be filed for the Stub Period, except in no event including Taxes imposed pursuant to Regulations Section 1.1502-6 or similar provisions of state and local law and Taxes resulting from the Company or its Subsidiaries ceasing to members of any Combined Group (the Taxes described in this clause (A) being referred to herein as the "Current Year Taxes"), over (B) any payments of the Current Year Taxes made by the Company and its Subsidiaries, whether made to a governmental authority or to any Hancock Group Member (the "Current Year Payments"). Notwithstanding anything to the contrary contained herein, Hancock shall have no liability with respect to the indemnification required under this Section 4(a)(1) with respect to Taxes, other than Federal, state and local income Taxes, unless and until the total of all claims for Taxes, other than Federal, state and local income Taxes, exceeds $100,000, and then only for the amount by which such claims for indemnity exceed $100,000. The indemnity set forth in this
Section 4(a)(1) shall be without regard to any materiality qualification set forth in Section 2(a) hereof.

                (2) Hancock shall be entitled to any refund of (or credit for or reduction of) Taxes attributable to Hancock or any of its Affiliates (including the Company and each of its Subsidiaries) for any taxable year or period for which Hancock is liable for Taxes under Section 4(a)(1).

         (b)    (1)   Newco shall be liable for, and indemnify each Hancock
Group Member against all Stub Period Taxes and Taxes for periods beginning or deemed to begin after the Closing Date imposed on the Company or any of its Subsidiaries.

                (2) Except as provided in Section 4(a)(2) of this Agreement, Newco shall be entitled to any refund of (or credit for or reduction of) Taxes attributable to the Company or any of its Subsidiaries for any taxable year or period, or portion thereof for which Newco is liable for Taxes under Section 4(b)(1).

         (c) Any tax sharing agreement (except this Agreement) between or among Hancock and/or a Hancock Group Member and any of the Company or its Subsidiaries shall be terminated as of the Closing Date and will have no further effect on any taxable year (whether the current year, future years or past years). Any powers of attorney with respect to Taxes of the Company or its Subsidiaries currently in force will be terminated effective as of the Closing Date. The Company will remit to Hancock or the applicable government authority all Stub Period Taxes, if any, by the applicable estimated or filing extension Tax payment due date to the extent such Taxes are due thereon, and with respect to the balance of the Stub Period Taxes, if any, within 30


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days after the preparation and delivery of the Tax Package as provided in
Section 5(c) hereof, but in no event, in the case of payments made to Hancock, later than 20 days prior to the due date of the payment of such Taxes. Hancock shall remit to the Company within 30 days after the preparation and delivery of the Tax Package as provided in Section 5(c) hereof the amount, if any, by which Current Year Payments exceed Current Year Taxes, except to the extent the Company or its Subsidiaries is entitled to a refund or credit from a governmental authority.

         (d) In order appropriately to apportion any income Taxes or Tax refunds relating to any taxable year or period that begins before and ends after the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to terminate the taxable year as of the Closing Date. In the case where applicable law does not permit any corporation to treat the Closing Date as the end of the taxable year of such corporation, then whenever it is necessary to calculate the liability for income or franchise Taxes of the corporation for a portion of a taxable year, such determination (unless otherwise agreed to in writing by Newco and Hancock) shall be made by a closing of the corporation's books at the end of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned on a daily basis. In order appropriately to apportion any Taxes, other than income or franchise Taxes, relating to any taxable year or other taxable period that begins before and ends after the Closing Date, (1) AD VALOREM Taxes (including, without limitation, real and personal property Taxes) will be accrued on a per diem basis over the period for which the Taxes are levied, or if it cannot be determined over what period the Taxes are being levied, over the fiscal period of the relevant taxing authority, in each case irrespective of the lien or assessment date of such Taxes, and (2) franchise and other privilege Taxes not measured by income will be accrued on a per diem basis over the period to which the privilege relates. In either such event, the taxable period shall for purposes of this Agreement be deemed to end on the close of the Closing Date.

         (e) The Combined Group of which Hancock is a member will include the Company and each of its Subsidiaries in its federal consolidated income Tax return for the Taxable periods ending on or before or including the Closing Date, and any Combined Group will include the Company and each of its Subsidiaries for the Taxable periods ending on or before the Closing Date in all state combined, consolidated or unitary Tax returns, as applicable, in accordance with past custom and practice.

         (f) Hancock and Newco shall each pay, and shall indemnify each other against 50% of any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

         (g) All obligations hereunder shall extend to the applicable statute of limitations relating thereto.


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         (h)    All payments hereunder shall be treated for Tax reporting
purposes as an adjustment to the consideration for the Shares acquired under the Contribution Agreement and all parties agree to report such payments consistently therewith.

         (i) If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Hancock would be liable pursuant to Section 4(a) or loss of a Tax attribute by Hancock or its Affiliates, and such change results in an actual decrease (the "Decrease Amount") in the Tax liability of Newco, the Company, any of its Subsidiaries or any Affiliate thereof for any taxable year or period beginning after the Closing Date, then Hancock shall be entitled to the full amount of such Decrease Amount by a payment by Newco of an amount equal to the Decrease Amount at the time and in the amount actually realized by Newco, the Company, the Subsidiaries or Affiliates, as the case may be. If, as a result of any action, suit, investigation, audit, claim assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Newco or its Affiliates would be liable pursuant to Section 4(b) or loss of a Tax attribute by Newco or its Affiliates, and such change results in a Decrease Amount in the Tax liability of any Hancock Group Member or the Company or its Subsidiaries, for any taxable year or period beginning before the Closing Date, then Newco shall be entitled to the full amount of such Decrease Amount by a payment by Hancock of an amount equal to the Decrease Amount at the time and in the amount actually realized by the Hancock Group Member. In all cases, if a Decrease Amount is subsequently reversed or reduced, any payments made under this Section 4(i) shall be returned to the party making payment with respect thereto.

         Section 5.   TAX RETURNS.

         (a) Hancock shall file or cause to be filed when due all income Tax Returns of any Combined Group for taxable years or periods ending on or before the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Newco shall file or cause to be filed when due all Tax Returns that are required to be filed after the Closing Date by or with respect to the Company and each of its Subsidiaries (other than the income Tax Returns of any Combined Group) for periods including the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Hancock or Newco shall pay the other party for the Taxes for which Hancock or Newco, respectively, is liable pursuant to Section 4 of this Agreement but which are payable with any Tax Return to be filed by the other party pursuant to this
Section 5(a) in accordance with the provisions of Section 4(c) hereof regarding Tax Returns for the Combined Group of which Hancock is a member for the Stub Period. All Tax Returns which Newco and Hancock are required to file or cause to be filed in accordance with this Section 5(a) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, elections made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods.

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         (b)    Neither Hancock nor any Affiliate thereof, shall amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any Subsidiary with respect to any taxable year or period ending on or before Closing Date without the prior written consent of Newco, which consent may not be unreasonably withheld.

         (c) Newco shall cause the Company and each of its Subsidiaries to prepare and provide to Hancock no later than 20 days prior to the due date of the applicable Tax Returns, giving regard to extensions, a package of Tax information materials, including, without limitation, schedules and work papers (the "TAX PACKAGE") required by Hancock to enable Hancock to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 5(a). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of the Company. Hancock shall use the Tax Package in preparing all relevant Tax returns.

         Section 6.   CONTEST PROVISIONS.

         (a) Hancock shall have the sole right to represent the Company's and each Subsidiaries' interests in any Tax audit or administrative or court proceeding relating to taxable periods ending (or deemed to end) on or before the Closing Date, and to employ counsel of its choice at its expense, PROVIDED THAT neither Hancock nor any of its appointed representatives shall settle or prosecute any Tax claim in a manner that would have an adverse effect on Newco, the Company, the Subsidiaries or their Affiliates without the prior written consent of Newco, which consent may not be unreasonably withheld.

         (b) Newco shall have the sole right to represent the Company's and each of its Subsidiaries' interests in all Tax audits or administrative or court proceedings relating to the Company and its Subsidiaries for all taxable periods beginning (or deemed to begin) after the Closing Date hereof; PROVIDED THAT Newco shall not settle or prosecute any Tax claim in a manner that would have an adverse effect on any Hancock Group Member without the prior written consent of Hancock, which consent may not be unreasonably withheld, and provided further that Newco shall not settle any matter for which Hancock may be liable under
Section 4(a) hereof without the prior written consent of Hancock, which consent may not be unreasonably withheld.

         Section 7. ASSISTANCE AND COOPERATION. After the Closing Date, each of Hancock and Newco shall (and shall cause their respective Affiliates to):

         (a) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 5(a) of this Agreement;

         (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and each of its Subsidiaries;

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         (c)    make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and each of its Subsidiaries;

         (d) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company and each of its Subsidiaries for taxable periods for which the other may have a liability under this Agreement;

         (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

         (f) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), to file Tax Returns or other reports with respect to, Taxes described in Section 4(f) of this Agreement (relating to sales, transfer and similar Taxes); and

         (g) report the transactions contemplated by the Contribution Agreement as an exchange under Section 351 of the Code and shall take no action inconsistent therewith.

         Section 8.   GENERAL PROVISIONS.

         (a) DISPUTES. If Newco and the Purchaser are unable to reach mutual agreement on any matter covered by this Agreement, including, without limitation, matters regarding computation of Tax liabilities, within an appropriate period of time taking into account relevant due dates for Tax Returns and similar items, but in any event within 90 days of such disagreement, such disagreement shall be submitted for resolution to such nationally recognized independent certified public accounting firm as is mutually agreed upon by Newco and Hancock (a "Tax Referee"). If the parties can not agree on a Tax Referee, the Tax Referee shall be picked by two nationally recognized accounting firms, one picked by Newco and one picked by Hancock; provided, however, that the Tax Referee so picked may not then be the accountant regularly employed by Newco or Hancock. The decision of the Tax Referee shall be binding on the parties. The fees of the Tax Referee shall be shared equally by Newco and Hancock.

         (b) ENTIRE AGREEMENT; BINDING EFFECT. This Agreement (i) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except for matters covered in the Contribution Agreement, and (ii) shall not be assigned by either party (by operation of law or otherwise) without the prior written consent of the other party.

         (c) SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

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         (d)    APPLICABLE LAW. This Agreement shall be governed by and be construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles thereof relating to conflicts of laws.

         (e) NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be deemed given if delivered personally, if telecopied (only if confirmed), if sent by FedEx or other overnight courier or delivery service or if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or facsimile numbers:

                To the Newco:      JHFSC Acquisition Corp.
                                   c/o Thomas H. Lee Company
                                   75 State Street
                                   Boston, MA 02109
                                   Facsimile:  617-227-3514
                                   Attn: Thomas M. Hagerty

                With copies to:    Hutchins, Wheeler & Dittmar
                                   101 Federal Street
                                   Boston, MA 02110
                                   Facsimile: 617-951-1295
                                   Attn: James Westra, Esq.

                                   Ropes & Gray
                                   One International Place
                                   36th Floor
                                   Boston, MA 02110
                                   Facsimile:  617-951-7050
                                   Attn:  Alfred O. Rose, Esq.

                To Hancock:        John Hancock Subsidiaries, Inc.
                                   200 Clarendon Street
                                   Boston, MA 02116
                                   Facsimile: 617-572-4111
                                   Attn: Foster Aborn, Vice Chairman
                                         and Chief Investment Officer

                With a copy to:    John Hancock Subsidiaries, Inc.
                                   200 Clarendon Street
                                   Boston, MA 02116
                                   Facsimile: 617-572-9268
                                   Attn: Joanne P. Acford, Esq.
                                         Second Vice President and Counsel


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




                                   Hale and Dorr
                                   60 State Street
                                   Boston, MA 02109
                                   Facsimile: 617-526-5000
                                   Attn: Jeffrey N. Carp, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date of personal delivery or facsimile transmission (with telephone confirmation), or (b) one Business Day after being sent, if sent by federal express, or (c) three Business Days after being sent, if sent by registered or certified mail.

         (f) AMENDMENT AND WAIVER. No amendment of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto. Any failure of any party to comply with any obligation, agreement or condition hereunder may only be waived in writing by the other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by the other party shall constitute a wavier of such party's right to enforce any provision hereof or to take any such action.

         (g) PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         (h) COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (i) HEADINGS; PRONOUNS AND CONJUNCTIONS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated herein or the context otherwise requires, the singular shall include the plural and the plural shall include the singular. The word "or" shall not be deemed inclusive.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

(Corporate Seal)

ATTEST:                                         JHFSC ACQUISITION CORP.


/s/ Kevin J. McKay                              By: /s/ John H. Goldsmith
----------------------------                        ---------------------------
Secretary                                       Title: President

(Corporate Seal)

ATTEST:                                         JOHN HANCOCK SUBSIDIARIES, INC.


/s/ Marion L. Nierintz                          By: /s/ John T. Farady
----------------------------                        ---------------------------
Secretary                                       Title: Treasurer








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                    CONTRIBUTION AGREEMENT FOR THE FORMATION
                        OF JHFSC ACQUISITION CORPORATION



SCHEDULE 2 ATTACHEMENT TO THE TAX MATTERS AGREEMENT:


1) The statute of limitations has been extended for the Company and Subsidiary for federal tax purposes as part of the Hancock Group consolidated return from 1987 to present.

2) The statute of limitations has been extended, or has yet to toll, for the following entities for the applicable periods and jurisdictions listed.


ENTITY:                        JURISDICTION:                      PERIODS:
Tucker Anthony, Inc.           New York State - Corp. Tax         1990 - Present

Tucker Anthony, Inc.           Conneticut State - Corp. Tax       1990 - Present

Freedom Capital                New York City - Corp. Tax          1991 - Present

John Hancock Clearing Corp.    New York City - Corp. Tax          1994 - Present

Tucker Anthony Leasing         New York State - Corp. Tax         1975 - Present